Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                         (Dollar Amounts in Thousands)


                                                    Six Months
                                                  Ended March 31,
                                               ---------------------
                                                 1995         1994
                                               --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary item                     $196,678     $123,347
  Income taxes                                  131,119       82,232
                                               --------     --------
  Income before income taxes, minority
    interest and extraordinary item             327,797      205,579
  Consolidated interest expense                  78,162       40,511
  Interest expense related to
    proportionate share of 50% owned
    affiliates                                    9,764       11,011
  Portion of rents representing the
    interest factor                              14,153        9,314
  Less-Equity in earnings of affiliates
    less than 50% owned                           2,214          165

                                               --------     --------
          Total                                $427,662     $266,250
                                               ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $ 82,819     $ 47,049
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                 9,764       11,011
  Portion of rents representing the
    interest factor                              14,153        9,314
                                               --------     --------
          Total                                $106,736     $ 67,374
                                               ========     ========
Ratio of Earnings to Fixed Charges                 4.01         3.95
                                               ========     ========